STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 18th day of October, 2024, by and between Titan International, Inc., a Delaware corporation (the “Company”), and the entities set forth on Schedule 1 hereto (each a “Seller” and together the “Sellers”).

PRELIMINARY STATEMENTS

A.Sellers currently hold shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), as set forth on Schedule 1 hereto, which share ownership has been reflected by the Sellers and their affiliates on Schedule 13D filings made by and on behalf of such persons with the Securities and Exchange Commission.

B. Sellers 13D filings contemplate the potential disposition of the Shares (as defined below).

C.The Sellers are willing to sell the Shares to the Company in a privately negotiated transaction, and thereafter the Sellers and the Company reached an agreement for the Sellers to sell the Shares to the Company as set forth in this Agreement.

D.The Audit Committee of the Company’s Board of Directors, the Company’s independent directors and the disinterested members of the Company’s Board of Directors have each unanimously approved this Agreement and the transactions contemplated hereby.
AGREEMENT

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Stock Repurchase. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Company is purchasing from Sellers, and Sellers are selling to the Company, for the purchase price of $7.20 per share, the number of shares of Common Stock held by each Seller set forth opposite such Seller’s name on Schedule 1 hereto (the “Shares”) for the aggregate purchase price set forth opposite such Seller’s name on Schedule 1 hereto (the “Repurchase Consideration”), free and clear of all liens, claims, security interests and rights of third parties. Upon payment of the Repurchase Consideration: (x): the Company has determined that the Shares shall cease to be outstanding for any and all purposes, and (y) the Sellers shall no longer have any rights as a holder of the Shares, including any rights that such Seller may have had under the Company’s Certificate of Incorporation or otherwise.

2.Closing.

2.1    Closing. The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures (or their electronic counterparts) on the date of this Agreement (which time and place are designated as the “Closing”). At the Closing:

(a) the Company and each Seller (by instructions to their applicable securities account institutions through which they hold their Shares) shall instruct The Depository Trust Company (“DTC”) and Computershare Trust Company, N.A. to transfer the Shares held by such Seller and set forth opposite such Seller’s name on Schedule 1 hereto by “ free delivery” to the Company in electronic form in accordance with written instructions to be provided to the Sellers by the Company ; and

(b) The Company shall pay to each Seller the Repurchase Consideration set forth opposite such Seller’s name on Schedule 1 hereto by wire transfer of immediately available funds to the bank account(s) designated in writing by such Seller prior to the Closing, without and deductions or withholding.

2.2    Simultaneous Deliveries. The delivery of all documents or instruments required to be delivered at the Closing pursuant to this Agreement shall be deemed to occur simultaneously. No delivery shall be effective until such party has received or waived receipt of all the documents that such party is entitled to receive under this Agreement.

3.Representations and Warranties of Seller. Each Seller, severally and not jointly, hereby represents and warrants to the Company as of the date hereof as follows:

3.1    Ownership of Shares; Title. Each Seller is the sole record owner and has direct beneficial ownership of the Shares free and clear of all liens, claims, security interests, options, purchase rights, charges and restrictions (other than restrictions on transfer imposed by applicable securities laws), and is not a party to or bound by any agreement, obligation, commitment, order, judgment or decree which prohibits the execution of this Agreement by such Seller, or which would prohibit or restrict in any manner the transfer of the Shares in the manner contemplated hereby. The Shares represent all of the shares of Common Stock presently held or owned, of record or beneficially, by such Seller or which such Seller has the right to acquire. At the Closing, each Seller shall convey and deliver to the Company good and valid title to all of the Shares, free and clear of all liens, claims, security interests and rights of third parties. Upon payment of the Repurchase Consideration, delivery of the Shares in the name of the Company and crediting of such Shares to the Company’s account on the books of DTC (assuming that neither DTC nor the Company has notice of any “adverse claim” (within the meaning of Section 8-105 of the Uniform Commercial Code then in effect in the State of New York (“UCC”)), then (x) under Section 8-501 of the UCC, the Company will acquire a valid “security entitlement” (as defined in Section 8-102 of the UCC) in respect of such Shares and (y) no action (whether framed in conversion, replevin, constructive trust, equitable lien or other theory) based on an “adverse claim” (within the meaning of Section 8-102 of the UCC) to such Shares may be asserted against the Company with respect to such security entitlement.

3.2    Authority. Each Seller has requisite legal capacity and full power and authority to execute, deliver and perform such Seller’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as the enforceability of such obligation may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief. The execution and delivery by each Seller of, and the performance by each Seller of its obligations under, this Agreement will not contravene any provision of applicable law, or any agreement or other instrument binding upon such Seller or to which the Shares are subject, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over such Seller, and no consent, approval, authorization or order of, or qualification with, any foreign, federal, state or local governmental body or agency is required for the performance by such Seller of its obligations under this Agreement.

3.3    Litigation. There is no action, suit, proceeding or investigation pending or, to each Seller’s knowledge, currently threatened, that questions the validity of this Agreement, or the right of such Seller to enter into this Agreement or to consummate the transactions contemplated hereby.
3.4    Organization. Each Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

3.5    Information. Each Seller is a sophisticated person familiar with transactions similar to those contemplated by this Agreement. Each Seller has received all the information such Seller considers necessary or appropriate for making an informed decision whether to enter into this Agreement and perform the obligations set forth herein. Each Seller hereby represents that it has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company. Each Seller is capable of evaluating the value of the Shares, and hereby confirms that the Company has made no recommendation as to the advisability of the sale of the Shares by the Sellers and, in particular, each Seller acknowledges that none of the Company, any affiliate of the Company or any agent or other representative of the Company or any broker or any other person representing or purporting to represent the Company (a) is acting as a fiduciary or financial or investment advisor to such Seller, nor (b) has given such Seller any investment advice, opinion or other information on whether the sale of the Shares is prudent. Each Seller hereby acknowledges that, in full understanding of the foregoing, including the possibility that, at the present time or in the future, the Shares could be worth substantially more or less than the Repurchase Consideration, Seller has voluntarily entered into this Agreement and determined to sell the Shares hereunder. Each Seller understands that the Company will rely on the accuracy and truth of the foregoing representations, and each Seller hereby consents to such reliance.

3.6    Independent Counsel and Advisors. Each Seller hereby acknowledges that it has had sufficient time and opportunity in which to consider the terms of this Agreement and to consult with an attorney and tax and financial advisors of its own choosing concerning the terms hereof and any tax consequences of the transactions contemplated hereby. Each Seller has either consulted with such Seller’s own tax advisor regarding such tax consequences or has determined voluntarily not to do so. Further, each Seller agrees that such Seller, and not the Company, shall be responsible for such Seller’s own tax liability that may arise as a result of the transactions contemplated by this Agreement, including all foreign, federal, state and local income, capital gain, payroll, employment, transfer and other taxes, and any withholding taxes or related obligations (including interest and penalties) incurred with respect to payments made to such Seller.

3.7    No Brokers or Finders. Each Seller hereby confirms that such Seller has not incurred and will not incur, directly or indirectly, as a result of any action taken or permitted to be taken by or on behalf of such Seller, any liability for brokerage or finders’ fees or agents’ commissions or similar charges in connection with the execution and performance of the transactions contemplated by this Agreement.

3.8    Compliance with OFAC. Neither any of the Sellers, nor Dr. Mark Rachesky, nor, to the knowledge of the Sellers, any director, officer, agent, employee or affiliate of any of the Sellers or any of their subsidiaries, is an individual or entity (a “Seller OFAC Person”), or is owned or controlled by a Seller OFAC Person, that is currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the Canadian government, the United Nations Security Council, the European Union, Her Majesty's Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is any Seller or any of their subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, the Crimea Region, the so-called Donetsk People's Republic, the so-called Luhansk People's Republic, Cuba, Iran, North Korea, Russia and Syria (each, a “Sanctioned Country”); and none of the Sellers will directly or indirectly use the Repurchase Consideration, or lend, contribute or otherwise make available the proceeds from such Repurchase Consideration, to any subsidiary, joint venture partner or other Seller OFAC Person (i) to fund or facilitate any activities of or business with any Seller OFAC Person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities or business in any Sanctioned Country in violation of Sanctions or (iii) in any other manner that will result in a violation by any Seller OFAC Person of Sanctions, any law relating to bribery or corruption (including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, the Corruption of Foreign Public Officials Act (Canada) and the Patriot Act), any law relating to terrorism or money laundering (including the Patriot Act and Canadian anti-money laundering legislation) or any other applicable laws.

4.Representations and Warranties of the Company. The Company represents and warrants to each Seller as of the date hereof as follows:

4.1    Authority. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability of such obligation may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief. The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement will not result in a violation of, or default under, its Certificate of Incorporation or Bylaws, applicable law, or, to the Company’s knowledge, any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company.

4.2    No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4, neither the Company nor any other person on behalf of the Company, has made any other express or implied representation or warranty, either written or oral, including, but not limited to, whether the Repurchase Consideration represents the fair market value of the Shares.
4.3    No Brokers or Finders. The Company hereby confirms that it has not incurred and will not incur, directly or indirectly, as a result of any action taken or permitted to be taken by it or on its behalf, any liability for brokerage or finders’ fees or agents’ commissions or similar charges in connection with the execution and performance of the transactions contemplated by this Agreement.
5.Miscellaneous.

5.1    Expenses. All costs and expense incurred in connection with the negotiation, execution, delivery and performance of this Agreement (including attorneys’ fees) and the transactions contemplated hereby shall be paid by the party incurring the expenses.

5.2    Assignment. Neither this Agreement nor any rights or duties of a party hereto may be assigned by such party, in whole or in part, without (a) the prior written consent of the Company in the case of any assignment by any Seller; or (b) the prior written consent of each Seller in the case of an assignment by the Company.

5.3    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, permitted successors and permitted assigns of the parties. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.5    Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each of the Company and each Seller hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts governing DuPage County, Illinois, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH OF THE COMPANY AND EACH SELLER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

5.6    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
5.7    Headings. The headings of the sections of this Agreement are for convenience only and shall not by themselves determine the interpretation of this Agreement.

5.8    Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, and shall be sent to the parties at the following addresses:

To each of Sellers, at the addresses set forth on Schedule 1 hereto; and

To the Company at:

1525 Kautz Road, Suite 600,
West Chicago, IL 60185
Attn: David Martin
Email: david.martin@titan-intl.com

With a copy (which shall not constitute notice) to:

Thompson Coburn LLP
505 North 7th Street
St. Louis, MO 63101
Attn: Thomas Litz, Esq.

All such notices, instructions and communications shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable nationwide overnight courier service or (d) sent by electronic mail. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one business day after it is sent via a reputable nationwide overnight courier service or when transmitted with electronic confirmation of receipt, if transmitted by electronic mail (if such transmission is made during regular business hours of the recipient on a business day; or otherwise, on the next business day following such transmission). Any party may change its address by giving notice to the other parties in the manner provided above.

5.9    Amendment or Waiver of Agreement. The provisions of this Agreement may not be amended or waived except by a written instrument signed by the Company and each Seller.

5.10    Legal Action and Fees. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement, the prevailing party shall be entitled to recovery from the other party of its reasonable expenses, including attorneys’ fees.

5.11    Entire Agreement. The terms of this Agreement and other documents and instruments referenced herein are intended by the parties as a final expression of their agreement with respect to the subject matter hereof and thereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement supersedes any prior agreements and understandings, written or oral, with respect to the Shares (which prior agreements if still in effect as of the date hereof shall be deemed terminated as of the Closing), including but not limited to that certain Audit Committee Observer Agreement dated as of September 29, 2016 by and among the Company and Michael Sirignano, Mark H. Rachesky, MHR Holdings LLC, MHR Fund Management LLC, MHR Institutional Advisors III LLC, MHR Advisors LLC, MHRC LLC, MHR Institutional Partners III LP, MHR Capital Master Account LP and MHR Capital Partners (100) LP and that certain Agreement dated as of February 26, 2016 and thereafter amended on February 25, 2019, by and among the Company, MHR Institutional Partners III LP, MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Advisors III LLC, MHR Advisors LLC, MHRC LLC, MHR Fund Management LLC, MHR Holdings LLC and Mark H. Rachesky.

5.12    Representation by Legal Counsel. Each party is a sophisticated person or entity that was advised by experienced legal counsel and other advisors in the negotiation and preparation of this Agreement. As a result, neither this Agreement or any provision herein shall be interpreted in favor of or against a party because such party or its legal counsel drafted this Agreement or such provision.

5.13    Survival. The representations and warranties herein shall survive the Closing.

5.14 Disclosure. Each party hereto will use commercially reasonable efforts to provide the other with an opportunity to review and comment upon any public statement or disclosure regarding this Agreement and the transactions contemplated herein prior to making any such statement or disclosure regarding this Agreement and the transactions contemplated herein prior to making any such statement or disclosure, subject to each party’s obligations under law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

TITAN INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Paul Reitz
Name:	Paul Reitz
Title:	CEO/President

MHR CAPITAL PARTNERS MASTER ACCOUNT LP, a limited partnership organized in Anguilla, British West Indies
By:	MHR Advisors LLC, its general partner
By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory

MHR CAPITAL PARTNERS (100) LP, a Delaware limited partnership
By:	MHR Advisors LLC, its general partner
By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory
MHR INSTITUTIONAL PARTNERS III L.P., a Delaware limited partnership By MHR Institutional Advisors III LLC, its general partner
By:	/s/ Janet Yeung

Name:	Janet Yeung
Title:	Authorized Signatory

[Signature Page to Stock Repurchase Agreement]

Schedule 1
Sellers

Name	Address	Number of Shares of Company Common Stock Held	Repurchase Consideration
MHR Capital Partners Master Account LP, a limited partnership organized in Anguilla, British West Indies	c/o MHR Fund Management LLLC, 1345 Avenue of the Americas, 42nd Floor, New York, NY 10105 Email: jyeung@mhrfund.com	715,138	$5,148,993.60
MHR Capital Partners (100) LP, a Delaware limited partnership	c/o MHR Fund Management, LLC 1345 Avenue of the Amercas, 42nd Floor, New York, NY 10105 Email: jyeung@mhrfund.com	89,435	$643,932.00
MHR Institutional Partners III L.P., a Delaware limited partnership	c/o MHR Fund Management LLLC, 1345 Avenue of the Americas, 42nd Floor, New York, NY 10105 Email: jyeung@mhrfund.com	7,200,427	$51,843,074.40
Total		8,005,000	$57,636,000